CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We hereby consent to the incorporation by reference into the Registration Statement on Form S-8 of our report dated November 14, 1997 with respect to the consolidated financial statements of X-ceed, Inc. (formerly Water-Jel Technologies, Inc.) included in the Annual Report on Form 10-KSB for the year ended August 31, 1997.



s/ Holtz Rubenstein & Co., LLP
HOLTZ RUBENSTEIN & CO., LLP
Melville, New York
March 5, 1998